Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Nouveau Monde Graphite Inc.
Reporting Year	From	1/1/2024	To:	12/31/2024	Date submitted	5/26/2025
Reporting Entity ESTMA Identification Number	E811571

Other Subsidiaries Included (optional field)

Not Consolidated

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Charles-Olivier Tarte				Date	5/26/2025
Position Title	Chief Financial officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2024	To:	12/31/2024
Reporting Entity Name	Nouveau Monde Graphite Inc.				Currency of the Report	CAD
Reporting Entity ESTMA Identification Number	E811571
Subsidiary Reporting Entities (if necessary)

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Canada -Quebec	Municipality of Saint-Michel-des-Saints			400,000						400,000	Benefit-Sharing Agreement
Canada -Quebec	Conseil des Atikamekw de Manawan				550,000					550,000	Impacts and Benefits Agreement
Canada -Quebec	Government of Quebec				210,000					210,000	Permits, mining leases, and other fees

Additional Notes:

1 Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).

2 Optional field.

3 When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.

4 Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2024	To:	12/31/2024
Reporting Entity Name	Nouveau Monde Graphite Inc.				Currency of the Report	CAD
Reporting Entity ESTMA Identification Number	E811571
Subsidiary Reporting Entities (if necessary)
Payments by Project

Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Canada -Quebec	Matawinie Project		400,000	630,000					1,030,000
Canada -Quebec	Becancour Battery Material Plant Project			130,000					130,000

Additional Notes[3]:

1 Enter the project that the payment is attributed to. Some payments may not be attributable to a specific project, and do not need to be disclosed in the "Payments by Project" table

3 Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the "Additional Notes" row or the "Notes" column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions